UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 20, 2008
Handleman Company

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-7923	38-1242806

(Commission File Number)	(IRS Employer Identification No.)

500 Kirts Boulevard, Troy, Michigan	48084-4142

(Address of Principal Executive Offices)	(Zip Code)
(248) 362-4400

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations
Item 1.01 Entry into a Material Agreement
8th Amendment to Credit and Guaranty Agreement dated April 30, 2007
On June 20, 2008, HDL entered into an Eighth Amendment to the Credit and Guaranty Agreement dated April 30, 2007 among Handleman Company and certain of it subsidiaries as Guarantors, Handleman Entertainment Resources L.L.C. and certain other domestic subsidiaries of Handleman Company as Borrowers, various lenders, Silver Point Finance, LLC, as Administrative Agent, Collateral Agent and Co-Lead Arranger and General Electric Capital Corporation as Co-Lead Arranger and an Eighth Amendment to Credit Agreement dated April 30, 2007 among Handleman Company, as Parent Guarantor, and General Electric Capital Corporation, as Administrative Agent, Agent and Lender, and GE Capital Markets, Inc., as Lead Arranger (collectively, the “Eighth Amendments”).
Within the Eighth Amendments:
The Eighth Amendments amended and restated the definition of Revolving Commitment Termination Date to the earliest to occur of (i) May 1, 2007, if the term loans are not made on or before that date (ii) April 30, 2012 (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.1; and (v) the date on which the outstanding principal amount of the Tranche B Term Loan is reduced to zero; amended and restated the Call Protection criteria to include as a result of the occurrence of the Revolving Commitments Termination Date or as a result of the occurrence of the Term Loan Maturity Date or under any other circumstances; amended and restated the Prepayment Certificate to require, with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Section 2.13(a)-(g), a certificate of an Authorized Officer demonstrating the calculation amount of the applicable financial tests or proceeds giving rise to the prepayment, as the case may be, provided that such certificate with respect to the calculation of Consolidated Excess Cash Flow for the Fiscal Year of the Credit Parties ended May 3, 2008 shall not be required to be delivered until September 15, 2008; amended and restated the Annual Financial Statement section to require an independent certified public accountant of recognized national standing to issue an opinion that states that the consolidated financial statements fairly present, in all material respects, Handleman’s and its Subsidiaries’ financial position as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on the basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States) together with a report on the effectiveness of Handleman’s internal control over financial reporting; deleted the Consolidated Adjusted EBITDA covenant and certain other Calculations; amended and restated the Minimum Asset Coverage test from the date of the Eighth Amendment through (but not including) September 15, 2008 to the positive difference between (A) the Working Capital Borrowing Base at such time (without taking into account the Term Loan Reserve, the Minimum Availability Amount or any other Reserves (as defined in the Working Capital Agreement)) and (B) the principal amount of all Indebtedness outstanding (including without limitation, all undrawn letters of credit) under both credit agreements at such time (such positive difference, the “Minimum Asset Coverage”) to be less than an amount equal to the greater of (x) the principal amount of all Indebtedness outstanding (including with limitation, all undrawn letters of credit) under both credit agreements at such time, and (y) 15,000,000, and (ii) on and after September 15, 2008, the Minimum Asset Coverage to be less than $80,000,000; amended and restated the section requiring a Crave Business Plan by May 15, 2008, and a historical and projected return on investment report for each title owned by Crave by September 15, 2008; added a new section requiring a report on Wal-Mart U.S. Music Inventory Returns no later than Monday of each week listing (a) all music-related Inventory in the United States that Wal-Mart Stores, Inc. or any of its Affiliates has returned, or indicated that it will return to any Credit Party, and the value of the Accounts owing to Credit Parties represented thereby, (i) during the prior week (ending on the last Business Day of the immediately-preceding week) and (ii) in the aggregate from the Initial Anderson Closing Date until the last Business Day of the immediately preceding week, and (b) the Accounts that Wal-Mart Stores, Inc. and any of its Affiliates were required to pay to the Credit Parties as of the prior week (ending on the last Business Day of the immediately-preceding week), compared with the amount of Accounts actually paid during such week, accompanied by a reasonably-detailed summary of all past-due Accounts then owing from Wal-Mart Stores, Inc. and any of its Affiliates to the Credit Parties. (defined terms are as defined in the Credit and Guaranty Agreement dated April 30, 2007) (See Exhibits 10.3 and 10.4, Eighth Amendments).

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDLEMAN COMPANY

Date: June 25, 2008	By:	/s/ Khaled Haram

	Name:	Khaled Haram
	Title:	Sr. Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Name

10.1	Eighth Amendment to $140,000,000 Senior Secured Credit and Guaranty Agreement dated April 30, 2007 among Handleman Company and certain of it subsidiaries as Guarantors, Handleman Entertainment Resources L.L.C. and certain other domestic subsidiaries of Handleman Company as Borrowers, various lenders, Silver Point Finance, LLC, as Administrative Agent, Collateral Agent and Co-Lead Arranger and General Electric Capital Corporation as Co-Lead Arranger.

10.2	Eighth Amendment to Credit Agreement dated April 30, 2007 among Handleman Company, as Parent Guarantor, and General Electric Capital Corporation, as Administrative Agent, Agent and Lender, and GE Capital Markets, Inc., as Lead Arranger.